Exhibit 99.5

CONSENT OF DIRECTOR NOMINEE

I consent to the use of my name as a Director Nominee in the Registration Statement, including in the section “Management,” filed by Solaris Oilfield Infrastructure, Inc. on Form S-1 and each related Prospectus and each further amendments or supplements thereto.

Dated: March 30, 2017

/s/ F. Gardner Parker
Name: F. Gardner Parker